Registration No. 333 -209051

As filed with the Securities and Exchange Commission on March 28 , 2016

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

FORM S-1 /A
Amendment No. 1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TITAN COMPUTER SERVICES, INC.
(Exact name of registrant as specified in its charter)

New York	7371	13-3778988
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

Leonard Rosenfield
92 Southgate Drive
Spring Valley, NY 10977
(212) 390-8311
(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Leonard Rosenfield
92 Southgate Drive
Spring Valley, NY 10977
(212) 390-8311
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Irving Rothstein, Esq.
Feder Kaszovitz LLP
845 Third Avenue
New York, New York 10022
Telephone: (212) 888-8200
Facsimile: (212) 888-7776

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement and from time to time after the effective date of this registration statement, as determined by the selling stockholders.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐ Large accelerated filer	☐ Accelerated filer
☐ Non-accelerated filer	☒ Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Aggregate Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, no par value per share (1)	16,523,865	(2)	$0.35	(3)	$5,783,352	$582.38

(1)	Represents common stock currently outstanding to be sold by the selling stockholders. We have agreed to bear the expenses relating to the registration of the shares for the selling stockholders.
(2)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, there is also being registered hereby such indeterminate number of additional shares of common stock of the registrant as may be issued or issuable in respect of the registered shares to prevent dilution resulting from stock splits, stock dividends, stock distributions and similar transactions.

(3)
No current trading market exists for our common stock. Estimated solely for purposes of calculating the registration fee. In accordance with Rule 457(a), the offering price represents management’s bona fide estimate of the maximum offering price based upon the stock price of recent sales to unaffiliated purchasers in arms-length negotiation.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED MARCH 28 , 2016

TITAN COMPUTER SERVICES, INC.

16,523,865 shares of common stock issued and outstanding

This prospectus relates to the resale, from time to time, of up to 16,523,865 shares of our common stock, no par value, by selling stockholders. Such registration does not mean that the selling stockholders will actually offer or sell any of these shares. We will not receive any proceeds from the sales of shares of our common stock by the selling stockholders.

Our common stock is not currently traded on any market or securities exchange. However, we expect to have a market maker file an application with FINRA, for our common stock to be eligible for quotation on the OTCQB. There can be no assurance that such an application for quotation will be approved. The securities being offered hereby will not be offered at any specific price, but are expected to be sold into the public market at the public market price, once a public market is established. It is not possible at the present time to determine the price to the public in any sale of the shares by the selling security holders and the selling security holders reserve the right to accept or reject, in whole or in part, any proposed purchase of shares. Accordingly, the public offering price, the amount of any applicable underwriting discounts and commissions and the net proceeds to the selling security holders will be determined at the time of such sale by the selling security holders.  We have agreed to bear the expenses relating to the registration of the shares for the selling shareholders.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE SECTION ENTITLED "RISK FACTORS" IN THIS PROSPECTUS BEGINNING ON PAGE 2.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (“JOBS Act”).

The date of this prospectus is _________, 2016.

TITAN COMPUTER SERVICES, INC.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements”. Forward-looking statements reflect the current view about future events. When used in this prospectus, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements, include, but are not limited to, statements contained in this prospectus relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, a continued decline in general economic conditions nationally and internationally; decreased demand for our products and services; market acceptance of our products and services; our ability to protect our intellectual property rights; the impact of any infringement actions or other litigation brought against us; competition from other providers and products; our ability to develop and commercialize new and improved products and services; our ability to raise capital to fund continuing operations; changes in government regulation; our ability to complete customer transactions and capital raising transactions; and other factors (including the risks contained in the section of this prospectus entitled “Risk Factors”) relating to our industry and our operations. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law we do not intend to update any of the forward-looking statements to conform these statements to actual results.

Incorporation by Reference and Disclaimer

This prospectus includes references to numerous websites. Any website referred to in this prospectus is solely for the purpose of allowing investors to verify certain statements contained herein. However, while we have no reason to believe any of such websites are unreliable, none of the information contained in any website is incorporated herein. Furthermore, we accept no responsibility if your computer or device is harmed by accessing any of such referenced websites and you are cautioned to only access those websites you find trustworthy and safe.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider in making your investment decision. You should read the entire prospectus carefully, especially the discussion regarding the risks of investing in our securities under the heading “Risk Factors” beginning on page 2 of this prospectus and our financial statements and related notes incorporated by reference in this prospectus, before investing in our securities. In this prospectus, “Titan Computer,” the “Company,” “we,” “us,” and “our” refer to Titan Computer Services, Inc.

Overview

We were incorporated on July 13, 1994 in the State of New York to recruit and provide an array of IT personnel for businesses. We currently provide on-site IT programmers, analysts and other IT professionals for businesses. In April 2015, we purchased a 49% interest in GreenTree Magic Software, which has a database that provides access to information on IT professionals in the industry. In addition to technical qualifications of IT staff for companies included in the database, it provides business intelligence that allows companies to find other businesses that may need their services. The database includes contact information, type of technology used, management information and real-time leads that we believe will enable companies to better target their recruiting efforts.

Our corporate headquarters are located at 92 Southgate Drive, Spring Valley, NY 10977 and our telephone number is (212) 390-8311.

SUMMARY OF THE OFFERING

The following is a summary of the shares being offered by this prospectus:

Common Stock offered by selling stockholders:	16,523,865 shares

Offering Price:	The selling stockholders will be offering their shares of common stock at prevailing market prices or privately negotiated prices.

Common Stock outstanding prior to the offering:	31,224,065 shares

Common Stock to be outstanding after the offering:	31,224,065 shares

Market for our common stock:
There is currently no public market for our common stock. However, we have commenced the process of having our common stock quoted on the OTCQB. We may never be approved for trading on any exchange. There is no assurance that a trading market for our stock will develop be sustained if developed.

Proceeds	We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

Risk Factors
An investment in our stock involves a high degree of risk. You should carefully read “Risk Factors” in this prospectus for a discussion of factors that you should consider before deciding to invest in our common stock.

RISK FACTORS

An investment in the securities offered involves a high degree of risk and represents a highly speculative investment. In addition to the other information contained in this prospectus, prospective investors should carefully consider the following risks before investing in our common stock. If any of the following risks actually occur, our business, operating results and financial condition could be materially adversely affected. As a result, the price of our common stock could decline from the offer price and, if the common stock ever trades, the trading price could decline, and you may lose all or part of your investment in our common stock. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Note Regarding Forward Looking Statements” in this prospectus.

Additional risks and uncertainties not currently known to us or that we presently deem to be immaterial may also materially and adversely affect our business, prospects, financial condition, results of operations and value of our stock. You should not purchase the securities offered unless you can afford the loss of your entire investment.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

We rely heavily on our information systems and if our access to this technology is impaired, our business could be significantly harmed.

Our success depends in large part upon our ability to store, retrieve, process and manage substantial amounts of information, including our employer customer and job seeker databases. This may require the acquisition of equipment and software and the development, either internally or through independent consultants, of new proprietary software. Our inability to design, develop, implement and utilize, in a cost-effective manner, information systems that provide the capabilities necessary for us to compete effectively could significantly harm our business, results of operations or financial condition.

If we are unable to keep up with rapid technological changes in our field, we will be unable to operate profitably.

Our industry is characterized by research efforts and rapid technological progress. If we fail to anticipate or respond adequately to technological developments, our ability to operate profitably could suffer. We cannot assure you that research by other companies will not render our potential products or services uneconomical or result in products superior to those we develop or that any technologies, products or services we develop will be preferred to any existing or newly-developed technologies, products or services.

Concerns relating to our privacy policies and our compliance with applicable data protection laws and regulations could damage our reputation and deter current and potential customers, job seekers and other Internet users from using our products and services and subject us to fines.

Concerns about our practices with regard to the collection, use, disclosure or security of personal information or other privacy-related matters, even if unfounded, could damage our reputation, which in turn could significantly harm our business, financial condition and operating results and while we strive to comply with all applicable data protection laws and regulations, as well as our own posted privacy policies, any actual failure or perceived failure to comply may result in proceedings or actions against us by government entities or others, which could potentially have an adverse impact on our business. Moreover, actual failure or perceived failure to comply with applicable laws, regulations, requirements or our policies related to the collection, use, sharing or security of personal information or other privacy-related matters could result in a loss of confidence in us by customers, job seekers and other Internet users and could expose us to fines and penalties and could require us to expend significant sums in connection with any failure or perceived failure, each of which could adversely affect our business, financial condition and results of operations. Laws related to data protection continue to evolve. It is possible that certain jurisdictions may enact laws or regulations that impact our ability to offer our products and services and/or result in reduced traffic or contract terminations in those jurisdictions, which could harm our business, financial condition and results of operations.

Interruptions, delays or failures in the provision of our services could damage our brand and harm our operating results.

Our systems are susceptible to outages and interruptions due to fire, floods, power loss, telecommunications failures, terrorist attacks and similar events. Our systems’ continuing and uninterrupted performance is critical to our success. Customers, job seekers and other website users may become dissatisfied by any system failure that interrupts our ability to provide our services to them. Moreover, negative publicity arising from these types of disruptions is damaging to our reputation and may adversely impact traffic to our sites.  We may not carry sufficient business interruption insurance to compensate us for losses that may occur as a result of any events that cause interruptions in our service.

Intrusions on our systems could damage our business.

Despite our implementation of network security measures, our servers are vulnerable to cyber-attacks, computer viruses, worms and other malicious software programs, physical and electronic break-ins, sabotage and similar disruptions from unauthorized tampering with our computer systems. Unauthorized access could jeopardize the security of information stored in our systems relating to our customers, job seekers and other website users, and can lead to “phishing” schemes whereby unauthorized persons pose as employers or Company representatives and seek to obtain personal information from our customers and job seekers. In addition, malware or viruses could jeopardize the security of information stored or used in a user’s computer.  If we experience these intrusions in the future we may be required to expend significant sums and resources to safeguard against or remediate them. Moreover, negative publicity arising from any intrusion is damaging to our reputation and may adversely impact traffic to our sites. Accordingly, any intrusion could significantly harm our business, financial condition and results of operations.

RISKS ASSOCIATED WITH OUR COMPANY

Our management has no experience in managing and operating a public company. Any failure to comply or adequately comply with federal securities laws, rules or regulations could subject us to fines or regulatory actions, which may materially adversely affect our business, results of operations and financial condition.

Our current management has no experience managing and operating a public company and relies in many instances on the professional experience and advice of third parties including its attorneys and accountants. Failure to comply or adequately comply with any laws, rules, or regulations applicable to our business may result in fines or regulatory actions, which may materially adversely affect our business, results of operation, or financial condition and could result in delays in the development of an active and liquid trading market for our stock.

We may not be able to effectively control and manage our growth which would negatively impact our operations.

If our business grows and develops, it will be necessary for us to finance and manage expansion in an orderly fashion. In addition, we may face challenges in managing expanding product and services and in integrating acquired businesses. Such events would increase demands on our existing management, workforce and facilities. Failure to satisfy increased demands could interrupt or adversely affect our operations and cause backlogs and administrative inefficiencies. If we hire employees in the future, we will need to effectively train, motivate, and manage such employees. Our failure to manage our growth could negatively impact our operations and ultimately prevent us from generating desired revenues.

Many of our potential competitors are better established and have significantly greater resources which may make it difficult for us to compete in the markets in which we intend to sell our products.

The market for our products and services is highly competitive. Many of our potential competitors are well established with larger and better resources, longer relationships with customers and suppliers, greater name recognition and greater financial, technical and marketing resources than we have. We anticipate that our competitors will continue to expand and seek to obtain additional market share with competitive price and performance characteristics. Aggressive expansion by our competitors or the entrance of new competitors into our markets could have a material adverse effect on our business, results of operations and financial condition. We cannot ensure that prospective competitors will not adopt technologies or business plans similar to ours, or develop products which may be superior to ours or which may prove to be more popular. It is possible that new competitors will emerge and rapidly acquire market share. We cannot ensure that we will be able to compete successfully against future competitors or that the competitive pressures will not materially and adversely affect our business, operating results and financial condition.

One of our Affiliates is a competitor which could present a conflict of interest and have a negative impact on the development of our business .

One of our directors is also the chief executive officer of an entity which is our major shareholder, and which entity is also in the business of placing IT professionals.  Even though this entity only places people using “the traditional old fashioned way” and does not sell software to its customers, nonetheless, our business was originally established along the same business model and while we do not anticipate much revenue, if any, being generated in the future from our former business plan, we would likely not turn down an opportunity to generate additional revenue from traditional form of placements if the opportunity presented itself.  Accordingly, in this particular aspect we would be competing directly with our major shareholder and its chief executive officer and this could create a potential conflict situation with both entities vying for the same business.

We rely on third party technology and if our access is limited our business could be harmed.

We rely on certain technology licensed from third parties, and may be required to license additional technology in the future for use in managing our Internet sites and providing related services to users and advertising customers. Our ability to generate fees from Internet commerce may also depend on data encryption, authentication and other technologies that we may be required to license from third parties. These third-party technology licenses may not continue to be available to us on acceptable commercial terms or at all. The inability to enter into and maintain any of these technology licenses could significantly harm our business, financial condition and operating results.

 If we lose our key management personnel, we may not be able to successfully manage our business or achieve our objectives.

Our future success depends in large part upon the leadership and performance of our president. The Company’s operations and business strategy are dependent upon the knowledge and business contacts of our executive officer. We do not have an employment agreement with our executive officer. We may not be able to find qualified replacements for our president if his services were no longer available to us. Accordingly, the loss of our executive officer could have an adverse effect on our ability to effectively pursue our business strategy and our operations may suffer. If we should lose his services before we are able to engage and retain qualified employees and consultants to execute our business plan, we may not be able to continue to develop our business as quickly or efficiently.

Developments or assertions by us or against us relating to intellectual property rights could materially impact our business.

We will attempt to protect proprietary and intellectual property rights to our products through available copyright and trademark laws and licensing and distribution arrangements with reputable companies. Despite these precautions, such laws afford only limited practical protection in certain countries. Litigation may also be necessary in the future to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others or to defend against claims of invalidity. Such litigation could result in substantial costs and the diversion of resources. If and when we create new technology, we will also face an inherent risk of exposure to the claims of others that we have allegedly violated their intellectual property rights.

Our products could infringe on the intellectual property rights of others which may result in costly litigation and, if we do not prevail, could also cause us to pay substantial damages and prohibit us from selling or licensing our products.

Third parties may assert infringement or other intellectual property claims against us. We may have to pay substantial damages, including damages for past infringement if it is ultimately determined that our products or technology infringe a third party’s proprietary rights. Even if claims are determined to be without merit, defending a lawsuit takes significant time, may be expensive and may divert management’s attention from our other business concerns. Any public announcements related to litigation initiated or threatened against us could cause our business to be harmed and our stock price to decline.

RISKS ASSOCIATED WITH OUR COMMON STOCK AND THE OFFERING

We may need additional capital in the future, which may not be available to us on favorable terms, or at all, and may dilute your ownership of our common stock.

We expect our operations will require additional capital as our business develops. In particular, we may require additional capital from equity or debt financing in the future to further develop, commercialize, market and expand our products, fund our operations, respond to competitive pressures, take advantage of strategic opportunities, including expansion of our business or the acquisition of complementary products, technologies or businesses and protect our intellectual property. We may not be able to secure timely additional financing on favorable terms, or at all. The terms of any additional financing may place limits on our financial and operating flexibility. If we raise additional funds through issuances of equity, convertible debt securities or other securities convertible into equity, our existing stockholders could suffer significant dilution in their percentage ownership of our company, and any new securities we issue could have rights, preferences and privileges senior to those of our common stock. If we are unable to obtain adequate financing or financing on terms satisfactory to us, if and when we require it, our ability to grow or support our business and to respond to business challenges could be significantly limited.

Our common stock is subject to the "penny stock" rules of the SEC. If a trading market in our securities is established, it will likely be limited, which will make transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The SEC has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. The shares offered in this prospectus are “penny stocks”. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must: (i) obtain financial information and investment experience objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form: (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because we do not intend to pay any cash dividends on our shares of common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them at a price higher than that which they initially paid for such shares.

Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our stockholders have limited protections against interested director transactions, conflicts of interest and similar matters.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York Stock Exchange, the Amex Equities Exchanges and NASDAQ, as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities which are listed on those exchanges or the NASAQ. Because we will not be seeking to be listed on any of the exchanges, we are not presently required to comply with many of the corporate governance provisions.

Because our directors are not independent, we do not currently have independent audit or compensation committees. As a result, the directors have the ability, among other things, to determine their own level of compensation. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

There is no established public market for our stock and a public market may not be obtained or be liquid and therefore investors may not be able to sell their shares.

There is no established public market for our common stock being offered under this prospectus. While we have commenced the process to have our common stock listed for quotation on the over-the-counter bulletin board system, there is no assurance that we will qualify for quotation on the OTCQB. Therefore, purchasers of our common stock in this offering may be unable to sell their shares on any public trading market or elsewhere.

Our Articles of incorporation allows for our board of directors to create new series of preferred stock without further approval by our stockholders which could adversely affect the rights of the holders of our common stock.

Our Board has the authority to fix and determine the relative rights and preferences of preferred stock. Our Board also has the authority to issue preferred stock without further stockholder approval. As a result, our Board could authorize the issuance of a series of preferred stock that would grant to such holders (i) the preferred right to our assets upon liquidation, (ii) the right to receive dividend payments before dividends are distributed to the holders of common stock and (iii) the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our Board could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing common stockholders. Any such actions could significantly adversely affect the investment made by holders of our common stock. Holders of common stock could potentially not receive dividends that they might otherwise have received. In addition, holders of our common stock could receive less proceeds in connection with any future sale of the Company, whether in liquidation or on any other basis.

Preferred stock could be used to dilute a potential hostile acquirer. Accordingly, any future issuance of preferred stock or any rights to purchase preferred shares may have the effect of making it more difficult for a third party to acquire control of us. This may delay, defer or prevent a change of control or an unsolicited acquisition proposal. The issuance of preferred stock also could decrease the amount of earnings attributable to, and assets available for distribution to, the holders of our common stock and could adversely affect the rights and powers, including voting rights, of the holders of our common stock and preferred stock.

Our officers and directors beneficially own a substantial amount of our common stock and exercise significant control over our corporate governance and affairs which may result in their taking actions which other shareholders do not agree.

Our executive officers and directors control over 50% of our outstanding common stock. These stockholders, if they act together, will be able to exercise substantial influence over the outcome of all corporate actions requiring approval of our stockholders, including the election of directors and approval of significant corporate transactions, which may result in corporate action with which other stockholders do not agree. This concentration of ownership may also have the effect of delaying or preventing a change in control which might be in other stockholders’ best interest but which might negatively affect the market price of our common stock.

We do not have compensation or an audit committee, so shareholders will have to rely on the directors to perform these functions.

We do not have an audit or compensation committee comprised of independent directors. These functions are performed by the members of our board of directors. Until we have an audit committee or independent directors, there may less oversight of management decisions and activities and little ability for minority shareholders to challenge or reverse those activities and decisions, even if they are not in the best interests of minority shareholders.

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

●	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

●
comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

●
disclose certain executive compensation related items such as the correlation between executive compensation and   performance and comparisons of the Chief Executive’s compensation to median employee compensation.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Until such time, however, we cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Since we have elected under Section 107 of the JOBS Act to use the extended transition period with respect to complying with new or revised accounting standards, our financial statements may not be comparable to companies that comply with public company effective dates making it more difficult for an investor to compare our results with other public companies.

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 102(b)(2)(B) of the Act for complying with new or revised accounting standards. In other words, as an emerging growth company we can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

If we become a public reporting company, the costs of reporting and other requirements pursuant to the Exchange Act of 1934 are substantial and may result in us having insufficient funds to expand our business or even to meet routine business obligations.

If we become a public company subject to the reporting requirements of the Exchange Act of 1934, we will incur ongoing expenses associated with professional fees for accounting, legal and SEC filings and compliance. Upon the effectiveness of our registration statement, we will file periodic reports with the SEC, including financial statements. In order to comply with these requirements, our independent registered public accounting firm will have to review our financial statements on a quarterly basis and audit our financial statements on an annual basis. Moreover, our legal counsel will have to review and assist in the preparation of such reports. The costs charged by these professionals for such services cannot be accurately predicted at this time because factors such as the number and type of transactions that we engage in and the complexity of our reports will effect on the amount of time to be spent by our auditors and attorneys. We estimate that these costs will increase if our business volume and activity increases. As a result of such expenses, we may not have sufficient funds to grow our operations.

Under new SEC rules we may be able to incorporate future documents by reference which will make it more difficult for investors to locate all of our filings.

The SEC has recently published a new interim rule which allows a public company which is current with its reporting obligations to be able to incorporate future filings into registration statements on Form S-1, such as the registration statement of which this prospectus forms a part.  Prior to the adoption of such rule, issuers using a Form S-1 had to file post-effective amendments to make required disclosures.  Thus, investors wishing to view information about the offering and the issuer could locate all relevant information in one location.  However, we will now be able to incorporate all such future disclosures into this filing thereby requiring interested persons to search multiple filings to view all information about us.  This extra effort may have a chilling effect on potential investors who may choose not to pursue an interest in us which could reduce market activity for our stock and make it more difficult for an investor in our stock to sell their shares.  We intend to take advantage of this new rule.

THE OFFERING

This prospectus relates to the resale by selling stockholders of the Company of up to 16,523,865 shares of our common stock, which shares were acquired by the selling stockholders from March through July 2015, in private placement offerings.  The Company sold an aggregate of 16,523,865 shares and raised an aggregate of $48,511 in gross proceeds from such offerings. Each issuance was made in reliance upon an exemption from registration provided under Section 4(2) of the Securities Act of 1933, as amended.

USE OF PROCEEDS

We will not receive any proceeds from the sales of shares of our common stock by the selling stockholders. We have agreed to bear the expenses relating to the registration of the shares for the selling stockholders.

SELLING STOCKHOLDERS

The selling stockholders, may, from time to time, offer and sell pursuant to this prospectus any or all of the shares that we have issued to them under the Subscription Agreement. They may sell some, all or none of their shares. We do not know how long the selling stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares.

All of the shares offered hereby were sold in private placements to the selling shareholders pursuant to exemption from registration contained in Section 4(2) of the Securities Act of 1933, without use of any public advertising.

•             In March and April 2015, the Company closed on the sale of an aggregate of 13,000,000 shares of common stock   at a purchase price of $0.001 per share for aggregate proceeds of $13,000.
•             On April 27, 2015, the Company closed on the sale of an aggregate of 3,000,000 shares of common stock at a   purchase price of $0.023 per share for aggregate proceeds of $70,000 to Rosenweiss.
•             In May and June 2015, the Company closed on the sale of an aggregate of 101,459 shares of common stock at a   purchase price of $0.35 per share, for aggregate gross proceeds of $35,511

The following table sets forth the shares beneficially owned, as of December 31, 2015, by the selling stockholders prior to the offering contemplated by this prospectus, the number of shares that the selling stockholders may offer and sell from time to time under this prospectus and the number of shares which the selling stockholders would own beneficially if all such offered shares are sold.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act. The percentage of shares beneficially owned prior to the offering is based on 31,224,065 shares of our common stock outstanding as of December 31, 2015.

None of the selling stockholders are a registered broker-dealer or an affiliate of a registered broker-dealer. None of the selling stockholders nor any of their respective affiliates have held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates, except that Abraham Rosenblum is the managing member of Rosenweiss Capital LLC (“Rosenweiss”), a party to our software agreement with Greentree and the owner of 3,000,000 shares (plus an additional 422,406 shares issued pursuant to its anti-dilution rights), and Hershel Weiss is the other member of Rosenweiss. Leonard Rosenfield is our President and a director, and Moshe Stamm and Daniel Gastfreund are son-in-laws of Mr. Rosenfield and Adina Greenbaum and Shira Heineman are daughters of Mr. Rosenfield. Robert Klein was a director of the Company until December 1, 2015. The selling stockholders have acquired their shares solely for investment and not with a view to or for resale or distribution of such securities.

Selling Stockholder	Beneficial Ownership Before the Offering	Number of Shares Being Offered	Beneficial Ownership After the Offering	Percentage of Ownership After the Offering
Solomon Lousky	1,000	1,000	0	-
Marsha Richton	3,000	3,000	0	-
Moshe Rosenbaum	1,000	1,000	0	-
Jacob Soofian	1,000	1,000	0	-
Guillermo Alejandro Quan Ramazzini	1,200	1,200	0	-
Naftali Steuer	1,000	1,000	0	-
Jack Wercberger	1,000	1,000	0	-
David Zelmanovic	1,000	1,000	0	-
Naftoli Reich	1,000	1,000	0	-
Avi Wiederman	1,000	1,000	0	-
Ari Weber	1,000	1,000	0	-
Michael Landau	1,430	1,430	0	-
Mayer Weiss	2,857	2,857	0	-
Juan Carlos Quan Chang	2,500	2,500	0	-
Benjamin K. Weber	1,000	1,000	0	-
Solomon Schwed	1,000	1,000	0	-
Moshe Stamm	1,000	1,000	0	-
Sasha Hill	1,000	1,000	0	-
Diego Alejandro Quan Yon	1,100	1,100	0	-
Andrew Blum	1,000	1,000	0	-
Rosa Lucia Quan	2,000	2,000	0	-
Saadia Hill	1,000	1,000	0	-
Romilia Magdellana Lopez Guevara.	1,500	1,500	0	-
Hershel Weiss	1,000	1,000	0	-
Jordan Barham	1,000	1,000	0	-
Valerie Brown	1,000	1,000	0	-
Abraham Pines	14,285	14,285	0	-
Roger Barker	2,000	2,000	0	-
Lizy Chang Tanchez	1,000	1,000	0		-
Solomon Citronenbaum	2,000	2,000	0	-
Tamar Dickel	500	500	0	-
Toovia Frankel	1,000	1,000	0	-
Shmuel Ainsworth	1,000	1,000	0	-
Avrohom Mandel	1,000	1,000	0	-
Bat Shesa Masinter	1,000	1,000	0	-
David Schwartz	2,000	2,000	0	-
Benzion Freundlich	1,000	1,000	0	-
Leonard Friedman	500	500	0	-
Tracey Glick	1,000	1,000	0	-
Simon Goldbrener	3,000	3,000	0	-
Moses Gross	1,000	1,000	0	-
Gila Goodman	3,000	3,000	0	-
Dino Guglietta	1,000	1,000	0	-

Selling Stockholder	Beneficial Ownership Before the Offering	Number of Shares Being Offered	Beneficial Ownership After the Offering	Percentage of Ownership After the Offering
Philip Hardt	2,000	2,000	0	-
Shalom Moskowitz	2,858	2,858	0	-
Martin Handler	1,429	1,429	0	-
Jose Rodrigo Quan Yon	1,500	1,500	0	-
Joel Hollender	1,000	1,000	0	-
Menachem Landwirt	1,000	1,000	0	-
Jorge Vicente Quan	1,971	1,971	0	-
Yanky Bochner	2,857	2,857	0	-
Tzvi D. Ainsworth	1,000	1,000	0	-
Ingrid Ainsworth	1,000	1,000	0	-
Abraham Joseph	1,000	1,000	0	-
Hymie Baker	500	500	0	-
Gershon Moskowitz	3,400	3,400	0	-
Donovan Barham	1,143	1,143	0	-
Aryeh Nissanian	1,000	1,000	0	-
Tzvi Dovid Obstfeld	1,429	1,429	0	-
Rivky Reich	2,000	2,000	0	-
Davis Dahan	500	500	0	-
Raizy Wertzberger	1,000	1,000	0	-
Yisroel Feiglin	2,000	2,000	0	-
Luis Guah	1,000	1,000	0	-
Leonard Rosenfield	1,100,000	1,100,000	0	-
Robert Klein	2,200,000	2,200,000	0	-
Shira Heinemann	2,000,000	2,000,000	0	-
Lauren Hellman	1,000,000	1,000,000	0	-
Adam and Yael Klein	1,000,000	1,000,000	0	-
Daniel Gastfreund	3,000,000	3,000,000	0	-
Adina Greenbaum	600,000	600,000	0	-
Chaviva Sharf	700,000	700,000	0	-
Jamie Shweky	1,400,000	1,400,000	0	-
Rosenweiss Capital LLC	3,422,406	3,422,406	0	-

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

PLAN OF DISTRIBUTION

There has been no market for our securities. Our common stock is not traded on any exchange or on the over-the-counter market. Concurrent with the effective date of the registration statement relating to this prospectus, we hope to have our common stock be eligible for trading on the OTCQB. There is no guarantee that our common stock will be eligible for being quoted on the OTCQB.

No of the shares are being offered or sold by us or for our account and we will not receive any proceeds from the sale of such shares. We will bear all costs associated with the offering and sale of these shares, other than any underwriting discounts, agency fees, brokerage commissions or similar costs applicable to the sale of any shares. These costs will be borne by the holder of the shares sold.

The common stock offered by this prospectus is being offered by the selling stockholders at prevailing market prices or privately negotiated prices. The common stock may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents. The sale of the common stock offered by this prospectus may be affected in one or more of the following methods, without limitation:

•	privately negotiated transactions;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

•	short sales;

•	through the writing of options on the shares, whether or not the options are listed on an options exchange;

•	an exchange distribution in accordance with the rules of any stock exchange on which the shares are listed; or

•	any combination of any of these methods of sale.

A holder of the shares may effect transactions by selling the shares directly to purchasers or through or to brokers or dealers, and brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the selling stockholder or from the purchasers of the shares for whom they may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker or dealer may be in excess of customary commissions). Any brokers and dealers engaged by a selling stockholder may arrange for other brokers or dealers to participate in effecting sales of the shares.  These brokers or dealers may act as principals, or as agents of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of shares at a stipulated price per share. If the broker-dealer is unable to sell shares acting as agent for a selling stockholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire shares as principals may thereafter resell the shares from time to time in transactions on any stock exchange or automated interdealer quotation system on which the shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.  Any of the shares being offered herein may be sold by a transferee, donee, pledgee or other successor of the selling stockholder.

Any of the shares which qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act of 1933 may be sold under those rules rather than under this prospectus.

A selling stockholder may enter into hedging transactions with broker-dealers, and the broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with that selling stockholder, including without limitation in connection with distributions of the shares by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares to the broker-dealers, who may then resell or otherwise transfer those shares pursuant to this prospectus (as supplemented or amended to reflect that transaction). In addition, a selling stockholder may, from time to time, sell the shares short, and in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales. A selling stockholder may also pledge the shares offered hereby to a broker-dealer or other financial institution, and, upon a default, the broker-dealer or other financial institution may effect sales of the pledged shares under this prospectus (if required, as supplemented or amended to reflect those transactions).

At the time a particular offering of the shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being so offered and the terms of the offering, including the name or names of any underwriters, brokers, dealers or agents, the purchase price paid by any underwriter for shares purchased, any discounts, commissions and other compensation and any discounts, commissions or concessions allowed or re-allowed or paid to dealers, and the proposed selling price to the public. Any underwriters, brokers, dealers or agents who participate in the distribution of such shares may be deemed to be "underwriters" under the Securities Act, and any discounts, commissions or concessions received by them may be deemed to be underwriting compensation under the Securities Act.

In connection with this offering, if made through an underwriter, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriter may over-allot this offering, creating a syndicate short position. The underwriter may bid for and purchase shares of our common stock in the open market to cover this syndicate short position or to stabilize the price of our common stock. In addition, an underwriting syndicate may reclaim selling concessions from syndicate members and selected dealers if a participating underwriter repurchases previously distributed common stock in syndicate covering transactions, in stabilization transactions or otherwise, or if a participating underwriter receives a report that indicates that the clients of such syndicate members have "flipped" the common stock. Also, in connection with this offering, certain underwriters and selling group members (if any) who are qualified market makers may engage in passive market making transactions in our common stock in accordance with Rule 103 of Regulation M under the Exchange Act. Passive market makers must comply with applicable volume and price limitations and must be identified as such. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, its bid must then be lowered when certain purchase limits are exceeded. These activities may stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

A selling stockholder who is an “underwriter” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to statutory liabilities, including, but not limited to, liability under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

To our knowledge, there are currently no plans, arrangements or understandings between the selling stockholder and any underwriter, broker-dealer or agent regarding the sale of the common stock. The selling stockholder may not sell any common stock described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

We intend to use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earlier to occur of (i) the date when all of the securities registered hereby are disposed of in accordance with the terms of the shelf registration statement or (ii) the date when the registered shares can be immediately sold to the public without registration or restriction, although we have no obligation to do so.

When we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of the shares covered by this prospectus through a block trade, special offering, exchange distribution or secondary distribution or purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part, disclosing (a) the name of the such selling stockholder and of the participating broker-dealer or dealers, (b) the number of shares of common stock involved, (c) the price at which the common stock was sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealer or dealers, if applicable, and (e) other facts material to the transaction. In addition, when we are notified by any selling stockholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed, if required.

We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed or otherwise made accessible to each selling stockholder. The selling stockholders may not trade securities from the time the selling stockholders receive notice from us of this type of event until the selling stockholders receive or are given access to a prospectus supplement or amendment.

Penny Stock Rules

Our shares of common stock are subject to the "penny stock" rules of the Securities Exchange Act of 1934 and various rules under this Act. In general terms, "penny stock" is defined as any equity security that has a market price less than $5.00 per share, subject to certain exceptions. The rules provide that any equity security is considered to be a penny stock unless that security is registered and traded on a national securities exchange meeting specified criteria set by the SEC, authorized for quotation from the NASDAQ stock market, issued by a registered investment company, and excluded from the definition on the basis of price (at least $5.00 per share), or based on the issuer's net tangible assets or revenues. In the last case, the issuer's net tangible assets must exceed $3,000,000 if in continuous operation for at least three years or $5,000,000 if in operation for less than three years, or the issuer's average revenues for each of the past three years must exceed $6,000,000.

Trading in shares of penny stock is subject to additional sales practice requirements for broker-dealers who sell penny stocks to persons other than established customers and accredited investors. Accredited investors, in general, include individuals with assets in excess of $1,000,000 (excluding the value of their primary residence) or annual income exceeding $200,000 (or $300,000 together with their spouse), and certain institutional investors. For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of the security and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the security. Finally, monthly statements must be sent disclosing recent price information for the penny stocks. These rules may restrict the ability of broker-dealers to trade or maintain a market in our common stock, to the extent it is penny stock, and may affect the ability of shareholders to sell their shares.

DESCRIPTION OF SECURITIES

The following description of our capital stock is only a summary and is qualified in its entirety by the provisions of our articles of incorporation and bylaws. You should also refer to our certificate of incorporation, as amended, and bylaws, which have been filed as exhibits to the registration statement of which this prospectus forms a part before you make an investment decision with respect to our shares of common stock.

We are authorized to issue 70,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock, no par value. As of December 31, 2015, we had 31,224,065 shares of common stock and no shares of preferred stock issued and outstanding.

Common Stock

Each holder of shares of our common stock is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of directors, although two shareholders, Rosenweiss (only until we become a public company) and Green Tree, each have the right to designate one director, which right has been exercised to date by Green Tree but not Rosenweiss.  The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights.  Other than the authorization of the Board to issue preferred stock with rights and designations which could make it difficult for a third party to effectuate a change of control in the company, there is no provision in our certificate of incorporation or bylaws that would delay, defer or prevent a change in control of our company.

Preferred Stock

Our Board may issue preferred stock in one or more series without shareholder approval. Our Board may determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. The rights of holders of our common stock will be subject to, and may be adversely affected by, the rights of any preferred stock that we may designate and issue in the future. Issuance of shares of preferred stock may dilute your percentage ownership interest in us.

Warrants and Options

Currently, there are no warrants, options or other convertible securities outstanding.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its affiliates as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

DESCRIPTION OF BUSINESS
 Overview

We were incorporated on July 13, 1994 in the State of New York to recruit and provide an array of IT personnel for businesses. Due to the progressive nature of digital services, the Company evolved to provide on-site IT programmers, analysts and architects for corporations, and online services for sales and marketing professionals requiring sales data, marketing intelligence and real-time leads. Historically, our business was a traditional “head hunter” agency which provided on-site IT programmers, analysts and other IT professionals for businesses. In April 2015, we purchased a 49% interest in GreenTree Magic Software, which is currently developed and is being marketed , and has a database that provides access to information on IT professionals in the industry. In addition to technical qualifications of IT staff for companies included in the database, the software will also provide business intelligence that allows companies to find other businesses that may need their services. The database will include contact information, type of technology used, management information and real-time leads that we believe will enable companies to better target their recruiting efforts. As a result of our purchase of the software known as Greentree Magic Software, the Company is also involved in the development of this software and upon its launch we will also be involved in its marketing.

Our corporate headquarters are located at 92 Southgate Drive, Spring Valley, NY 10977 and our telephone number is (212) 390-8311.

Business

IT Services

Historically, our business was a traditional “head hunter” agency which provided personnel recruitment, programming and IT contingent staff to businesses.  Our clients have included Goldman Sachs, Panasonic, Federal Reserve Bank, and Xpress Scripts.  While our focus has switched from the provision of traditional placement agency services to development and marketing of software to create a technology based placement agency, commencing later in 2016, once the software is being marketed, we expect to once again devote resources to our traditional business of placement services.

We have provided, and expect to provide again in the future, the following IT services:

•
Onsite programmers, analysts and architects – recruiting IT personnel for companies either on an hourly basis acting as a consulting firm or as full time employee positions for a one time placement fee acting as a staffing company.

•
Programming - providing experienced consultants, offering programming languages such as JAVA C++ PHP C# .NET and supplying talent to work alongside the existing staff of a given company, giving technical advice and acumen to compliment and bolster the existing staff.

•	Quality Assurance – providing experience quality assurance personal and business analysts in the same companies and clients as our programming staff.

GreenTree Magic Software

In connection with our agreement with Green Tree described under Green Tree Magic Software Agreement below, we acquired 49% of the Green Tree Magic Software and we have, together with Green Tree, the exclusive rights to market and distribute the software worldwide. The software, which is currently developed and being marketed , will provide business intelligence to companies for business development and professional IT recruiting. The software provides access to information for passive IT applicants in the industry. The software provides a searchable list by company of the IT personnel within a company and lists their technical abilities. We believe that this will provide a tool for companies searching for individuals with a particular array of software or hardware expertise. The software also includes contact information, type of technology used, management information, and other useful information that enables companies to better target their IT staffing efforts. Users will have access to work history, educational background, skills, technical abilities and specific accomplishments for various levels of IT professional within our listed companies.

We believe that the software will help companies generate sales leads by providing access to actionable triggers, for example, a change in management, use of new software, or the type of programming language used by companies in our database. We also believe that the software will also serve as a business intelligence tool by providing “Strategic Spending Alerts” of businesses throughout the United States, e.g. “Ford Motor Company is opening a new Data Center in Denver Colorado and Ford has allocated $23 million for this project which will require programming and networking personnel”.

The initial version of the software, which is now fully developed and being marketed, provides skills and contact information for over 30,000 IT professionals, over 2,000 companies and information with respect to more than 8,000 spending initiatives totaling millions of dollars, with plans to continue building and updating its database, with the objective of obtaining relevant information for 20,000+ enterprise companies in the United States.

Our aim is to assist staffing firms and human resource departments capitalize on this knowledge to find candidates and increase business productivity by licensing to them the GreenTree Magic Software. After licensing the software, clients will be able to create an account. Each license provides access to one account. As an incentive, companies that help us update our database will receive a 5% discount towards their license for the following year. To meet this requirement, clients must provide a minimum of 10 updates. We believe this will increase opportunities to have return clients while keeping our information as current as possible.

We currently expect to offer software licenses for an annual fee of $8,000, which we believe is approximately 50% less than the prices charged by our main competitors.

Although Green Tree has developed the software, we and Green Tree intend to collaborate to provide further enhancements and develop, market and sell the software. Our team of researchers are experienced at running searches over the Internet to locate additional data on companies and IT personnel to increase the scope of our coverage and to monitor changes as personnel move from job to job.   In addition, we mine data from external database sources which we subscribe to and the additional information is added to our database by two data entry professional.   We currently expect to add to the database, on a monthly basis, data with respect to an excess of 3,000 IT professionals, 200 companies and 2,400 spending initiatives.  These updates will be available, at no additional cost, to purchasers of a license during the 12 month term of the license.

We believe the following to be keys to success of our business:

•	Flexibility to meet the demands of any corporate establishment, regardless of size and requirement.

•	Expertise and advice to tailor each offering to suit the needs of each client.

•	Cost effective and competitively priced service.

•	Excellent user experience with support from knowledgeable and experienced staff.

•	Partnering and collaboration by outlining common goals and understanding of culture, values and approach, that builds trust and openness, resulting in a shared and transparent partnership.

Industry Overview

We believe many factors that have contributed to the rise of the IT solutions market, including enterprise mobility and the expanding global mobile worker population. As the mobile workforce needs to remain in touch with its corporate headquarters and have access to business information at all times, the demand for working solutions such as document sharing and web conferencing, need to be available on all platforms. We believe that the global recession also became a catalyst for companies looking for cost saving strategies, with cloud solutions potentially reducing IT costs by over 35% according to openviewpartners.com.

We believe that demand for efficient business continuity will continue to rise, with the necessity of such technologies not only limited to huge multinationals but for businesses of all sizes. We believe that the market is growing and end-to end, cloud-computing solutions with multiple functionalities and streamlining of business processes and workflow will continue to thrive.

According to Forrester Research Inc., global IT services and products was $1,690 billion in 2011 (comprised 15% of outsourcing and maintenance, 18% consulting and system integration, 20% communications equipment, 21% computer equipment and 25% software) and $2,069 billion in 2013 (comprised 16% communications equipment, 19% consulting and system integration, 20% computer equipment, 20% consulting and system integration and 26% software). (source: https://www.forrester.com/2010+To+2012+Global+Tech+Industry+Outlook/fulltext/-/E-RES58291).

In 2015, 13.1% of worldwide software spending will be in analytics, applications and software-as a-service (“SaaS”) with the mobile SaaS market reaching $1.2 billion in 2011 and expected to grow to $3.7 billion by 2016, at a five-year compound growth rate (Cloud Analytics Growth Rate) of 25.8%. The cloud computing market grew at 36.6% between 2008 and 2013 and was at $55.2 billion by the end of 2013. It is expected to grow further to $241 billion by 2020, according to softwarestrategiesblog.com.

We believe that improving economies in the US and elsewhere will generate cash flow to support the purchases of new mobile, cloud and smart technologies that are transforming businesses and that growing middle classes in emerging markets have created a potential global market for IT services. We believe that SaaS applications will be the fastest growth of any IT spending category.

The IT support and services market has seen a 28% growth on average in 2014, which we believe is due to the growth of the small to medium business market globally and will be $95.7 billion by 2015. (Source: http://www.thewhir.com/web-hosting-news/global-smb-cloud-market-annual-revenue-reach-95b-2015-report).

The United States Department of Labor, Bureau of Labor Statistics has state that employment of computer and information technology occupations is projected to grow 12 percent from 2014 to 2024, faster than the average for all occupations. These occupations are expected to add about 488,500 new jobs, from about 3.9 million jobs to about 4.4 million jobs from 2014 to 2024, in part due to a greater emphasis on cloud computing, the collection and storage of big data, more everyday items becoming connected to the Internet in what is commonly referred to as the “Internet of things,” and the continued demand for mobile computing. (Source: http://www.bls.gov/ooh/computer-and-information-technology/home.htm)

Marketing

Our initial target market will be the existing B2B sector with which we have existing relationships, meaning our current and past staffing customer relationships. In an effort to expand our network we intend to contact prior clients and incentivize them through free trials and below market price licensing fees to try our new technology based services.  By utilizing our software to identify qualified personnel, companies looking to fill an IT position can directly approach potential candidates and hire them without having to pay placement fees to traditional placement agencies.  In addition to the B2B sector, we believe our software will be attractive to traditional placement agencies as a way for them to expand their own databases to increase their ability to locate qualified IT personnel for their clients.  Finally, we believe that at our $ 8 ,000 price point, there may be individuals looking to upgrade their positions that would purchase the software to assist in their own job search.

Besides cultivating existing relationships, we plan to engage with businesses and other potential customers through online marketing. To focus our marketing efforts, we plan to segment the market by geography and demographics, such as the location and size of company. Client acquisition is expected to be accomplished through a promotional mix of social network marketing and networking, and by:

• Building relationships - developing and retaining relationships will convey how we believe that our solutions will provide the ability to reach more consumers at a low cost.  We believe that this will also result in referrals to other customers.
• Content Marketing - using targeted and carefully selected content through ad networks, social media and video networks (e.g. YouTube, Website) to develop relationships with clients through “shares” (i.e. sharing our product information and successes through the above media outlets.)
• Online advertising - specifically targeted at businesses, using professional networks, such as LinkedIn.
• Networking - at major industry conferences and technology events, seeking partners in the industry through the distribution of both on and offline marketing material.
• Website - increased SEO and banner promotion, in order to drive more traffic to our website.
• Blogs – we intend to develop and support blogs which we expect will be constantly updated in order to keep content fresh.

Competition

We believe that Tekmark Global Solutions LLC, a company that offers a range of IT, telecom, financial, consulting and staffing services, Galaxy Systems Inc., a company providing IT consulting and recruiting in the placement industry and Pivotal Solutions, Inc., an IT staffing company of which our director, Steven Edelman, is the chief executive officer, are staffing solutions competitors and  Rainking Software, Inc., Monster Worldwide, Inc. and DiscoverOrg Inc. are providers of software for IT staffing and business intelligence with which we compete.

However, there is no comparable offer currently in the market of which we are aware that provides:

• The full range of personnel at each company from management level all the way down to junior IT staff; and

• The depth of information for a passive IT professional candidate (phone, email, place of employment, position, technical skills used in last 5 years).

We expect that GreenTree Magic Software will separate itself from the competition through an affordable pricing structure. We initially intend to charge licensing fees at prices below industry standards in order to increase market share and develop brand awareness. In addition to targeting large companies, we believe his will allow us to also target mid-size companies seeking a strategic edge over the competition as well as smaller price-conscious companies, traditional placement agencies and individuals. Our clients will be able to use the business intelligence in our software to improve their staffing practices through enhanced recruiting methods, and generate sales leads through targeted business intelligence. We aim to make the most up to date business intelligence readily available for our clients.

However, larger companies with greater resources and recognition than us may enter the market which may make competition more difficult.

Customers

Our target customer base is expected to include IT staffing firms, IT consulting firms, IT placement agencies, the human resource departments within any company with an IT department and individuals. During the years ended December 31, 2014 and 2013, one customer accounted for 83% and 87% of total sales, respectively, and 100% during the first nine months of 2015.  We expect our dependence on this customer to diminish over time as we roll out the GreenTree Magic software and increase our customer base.

Intellectual Property

The Company does not have any patents. The Company is in the process of applying for copyright protection of the Green Tree Magic software.

Government Regulation

We will be subject to local and international laws and regulations that relate directly or indirectly to our operations. We will also be subject to common business and tax rules and regulations pertaining to the operation of our business. However, to our knowledge, there are no laws or regulations specifically directed to our industry and proposed business activities.  While general laws about privacy are applicable, we only incorporate publicly available data in our databases.

Employees

The Company currently has two employees, one of which is a full-time employee.  There are currently two persons overseas providing Data Entry and Quality Assurance Services at an expected annual cost of $24,000 of which we will be responsible for 49% of the cost with the balance payable by Green Tree.

Green Tree Magic Software Agreement

On April 27, 2015, we entered into a software purchase agreement with Green Tree Software LLC (“Green Tree”), Steven Edelman, the principal of Green Tree and Rosenweiss Capital LLC (“Rosenweiss”), pursuant to which we purchased a 49% interest in the software known as “Greentree Magic Software”. We issued 14,700,000 shares of our common stock to Green Tree, representing 49% of our issued and outstanding shares at that time, and $54,000 in cash.

Concurrent with the closing of the software purchase, Rosenweiss purchased 3,000,000 shares of our common stock, representing 10% of our issued and outstanding shares of common stock, for a purchase price of $70,000, which percentage ownership is non-dilutable until we become a public company and to date has resulted in the issuance of an additional 422,406 shares. The agreement also provides that Rosenweiss will make a four year loan of $50,000 to us to use for our working capital.

The agreement provides that Green Tree and Rosenweiss shall each be entitled to appoint one member to our board of directors, although to date, Rosenweiss has not exercised this right and its right expires when we become public. We also agreed that until we become a public company certain corporate actions, such as the issuance of securities, the sale of assets and assumption of liabilities (other than in the ordinary course and liabilities less than $5,000), hiring personnel, setting salaries, declaring or paying distributions require the approval of the director appointed by Rosenweiss.

If the software is not functional and ready for market and has not generated at least $25,000 in revenues by April 2017, Green Tree will return 7,350,000 shares to the treasury of the Company and 7,350,000 shares to Rosenweiss. In such situation, we would retain a 5% interest in the software. As a result of this obligation, Green Tree agreed not to sell or transfer any of the 14,700,000 shares until April 2017, provided that if it desires to transfer any of such shares it must obtain the consent of Rosenweiss and one person who was an original shareholder of the Company.

The agreement also provides that if we do not become a publicly traded company subject to the reporting requirements of the Securities Exchange Act of 1934 prior to April 2017, the 49% interest we have in the software shall revert back to Green Tree and Green Tree shall return 7,350,000 shares to the treasury of the Company and 7,350,000 shares to Rosenweiss such that each party shall have an equal ownership in the Company.

DESCRIPTION OF PROPERTY

The Company currently uses office space provided by our President at no charge. We believe that currently this space is adequate.

LEGAL PROCEEDINGS

There are no pending legal proceedings to which we are a party or in which any director, officer or affiliate of ours, any owner of record or beneficially of more than 5% of any class of our voting securities, or security holder is a party adverse to us or has a material interest adverse to us. To our knowledge, our property is not the subject of any pending legal proceedings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Our Management’s Discussion and Analysis contains not only statements that are historical facts, but also forward-looking statements which involve risks and uncertainties and assumptions. Because forward-looking statements are inherently subject to risks and uncertainties, our actual results may differ materially from the results discussed in the forward-looking statements. The following discussion and analysis of financial condition and results of operations of the Company is based upon, and should be read in conjunction with, the audited financial statements and related notes elsewhere in this prospectus.

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

●	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

●
comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

●	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Plan of Operation

Since our incorporation in July 1994 we have been in the business of placing IT professionals for business and derived revenues from the payment of “head hunting” or placement fees, the amount of which fees varies depending upon the seniority of the employee being placed and the size of the new employer, upon the successful placement. In April 2015, we purchased a 49% interest in GreenTree Magic Software, which when launched, will have a database that will provide access to information on IT professionals in the industry and other business intelligence that will allow companies to find other businesses that may need their services. The database will include contact information, type of technology used, management information and real-time leads that we believe will enable companies to better target their recruiting efforts. Under our agreement with Green Tree, we will be entitled to 49% of any revenues earned in connection with the licensing of the Green Tree Magic Software and 49% of future development costs of the software, although we will not be responsible for any of Green Tree’s marketing expenses.

Our plan of operations for the next 12 months is to commence marketing the Green Tree Magic Software in the first quarter of 2016 and promoting the software to our current and former clients through email, telephone, and on-site sales calls. In the medium term (2-3 years) we hope to acquire 3 to 7 new client accounts per month at $8,000 per user and thereafter to expand the customer base and reach of clients targeting emerging markets. While the focal point of our business will be the sale of licenses to the Green Tree Software, we still intend to continue our historical business of placing individuals to the extent we have the time to devote to it.

Results of Operations

For the years ended December 31, 2015 and December 31, 2014

Revenues

We generated revenues of $ 90,042 for the year ended December 31, 2015 as compared to revenues of $ 173,455 for the year ended December 31, 2014, a decrease of $ 83,413 or 48 .2%. The revenues were derived from placement fees paid by employers upon the successful placement of our clients. The decrease in revenues was primarily due to the fact that a contract with a major customer ended during 2015 and in addition management devoted less time and resources to our individual placement business due to its concentration on acquiring and/or developing software to become a technology based placement business, ultimately leading us to the Green Tree software.

Cost of Services

Cost of services for the year ended December 31, 2015 were $36,565 which was comprised of consulting fees paid to consultants as compared with cost of services of $140,504 for the year ended December 31, 2014.  The decrease is directly related to the lower revenues for the year primarily due to the ending of the contract referred to above.

Operating Expenses

Operating expenses for the year ended December 31, 2015 were 98,960 which was comprised of professional fees and expenses of $57,688, compensation expenses of $24,302 and insurance expenses of $5,800 as compared with operating expenses of $25,953 for the year ended December 31, 2014 which was comprised of insurance expenses of $6,695 and general and administrative expenses of $19,258 .  The increase is primarily due to having incurred greater professional fees relating to our acquisition of the GreenTree, expenses related to the financings and expenses of going publics .

Net Income

Net income for the year ended December 31, 2015 was a loss of $46,358 as compared with net income of $ 6,998 for the year ended December 31, 2014 , a decrease of $ 53,356 or 762.4%.  The decrease in net income was primarily due to lower revenues and increased expenses.

Liquidity and Capital Resources

We had a cash balance of $ 87,639 and working capital of $ 77,410 at December 31 , 2015.

Between March 2015 and July 2015, we raised a total of $118,511 through the sale of our common stock.  We also received proceeds from a $50,000 note.  We believe that current cash on hand, along with anticipated revenues, will be sufficient to fund all of the Company’s requirements for the next twelve months.

The Company’s capital requirements for the next 12 months will consist of expenses of becoming a public company, software enhancements and development and expenses for obtaining copyrights all of which we currently estimate will cost $75,000.  In the event there are unanticipated expenses and we need additional funds, we may seek to raise additional funding that we require in the form of equity financing from the sale of our common stock.  However, we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund such additional expenses.  We currently do not have any agreements, arrangements or understandings with any person or entity to obtain funds through bank loans, lines of credit or any other sources.

Sources and Uses of Cash

Operating activities during the twelve months ended December 31 , 2015 used $24,744 of net cash compared to net cash of $ 11,013 used in operating activities during the twelve months ended December 31 , 2014. During 2015 we used $54,000 for investing activities for the acquisition of the GreenTree software as compared to 2014 when we had nil. Net cash provided by financing activities of $ 166,383 was received from the issuance of common stock and a promissory note during the twelve months ended December 31 , 2015, compared to $33, 414 of net cash used in financing activities during the twelve months ended December 31 , 2014.

Off Balance Sheet Arrangements

We currently have no off-sheet balance arrangements.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the amounts of revenues and expenses. Critical accounting policies are those that require the application of management’s most difficult, subjective or complex judgments, often because of the need to make estimates about the effect of matters that are inherently uncertain and that may change in subsequent periods. In applying these critical accounting policies, our management uses its judgment to determine the appropriate assumptions to be used in making certain estimates. Actual results may differ from these estimates.

We define critical accounting policies as those that are reflective of significant judgments and uncertainties and which may potentially result in materially different results under different assumptions and conditions. In applying these critical accounting policies, our management uses its judgment to determine the appropriate assumptions to be used in making certain estimates. These estimates are subject to an inherent degree of uncertainty.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None

MARKET PRICE FOR OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

No public market currently exists for the securities being offered. Consequently, our stockholders will not be able to sell their shares in any organized market place and may be limited to selling their shares privately. Accordingly, an investment in our shares is an illiquid investment.

However, we anticipate applying for trading of our securities on the OTCQB maintained by FINRA, and expect to be able to have a trading market for our shares established upon the effectiveness of the registration statement of which this prospectus forms a part.

There are several requirements for listing our shares on the OTCQB, including:

●	we must make filings pursuant to Sections 13 and 15(d) of the Securities Exchange Act of 1934;

●	we must remain current in our filings;

●	we must have a member of FINRA to file a form 211 on our behalf.

As of December 31, 2015, there were 78 stockholders of record of our common stock.

Dividend Policy

The Company has never paid dividends on its common stock and does not anticipate that it will pay dividends in the foreseeable future. It intends to use any future earnings for the expansion of its business. Any future determination of applicable dividends will be made at the discretion of the board of directors and will depend on the results of operations, financial condition, capital requirements and other factors deemed relevant.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

There are currently no equity compensation plans extant but it is likely we will adopt a plan if the company grows and we determine it is necessary to attract qualified employees.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Executive officers and directors of the Company

The following table sets forth the names, ages and positions of our current board members and executive officers:

Name	Age	Position
Leonard Rosenfield	60	President and Director
Steven Edelman	55	Director

Our directors are elected for a term of one year and serve until such director’s successor is duly elected and qualified. Our executive officer serves at the pleasure of the Board.  Pursuant to the terms of the Green Tree Software Purchase Agreement, Green Tree and Rosenweiss each have the right to nominate one member of our board of directors.  Green Tree has nominated Mr. Edelman. Rosenweiss has yet to exercise this right and the right terminates when we go public.

The Company has no nominating, audit or compensation committees at this time.

Background Information

The following summarizes the occupational and business experience of our officers and directors.

Leonard Rosenfield has been our President and a director since our incorporation in 1994. Mr. Rosenfield has been active in the IT markets for over 30 years starting his career as a programmer and owning his own programming business. Mr. Rosenfield’s experience in computer programming, business operations and knowledge of the Company led to his appointment as a director of the Company,

Steven Edelman has been a director of the Company since December 1, 2015. Mr. Edelman has been the chief executive officer of Green Tree Software, LLC, since July 2013 where he designed and developed business intelligence tools to help companies generate job openings and find IT human capital and headed the sales operations. Since July 2002, Mr. Edelman has been the chief executive officer of Pivotal Solutions, Inc., an IT staffing and consulting company, where he placed all levels of IT professionals and built company relationships. Mr. Edelman has a B.S. in Computer Science and Management Science from Kean College.

Audit Committee and Financial Expert; Committees

The Company does not have an audit committee. We are not a "listed company" under SEC rules and are therefore not required to have an audit committee comprised of independent directors.

The Company has no nominating or compensation committees at this time. The entire Board participates in the nomination and audit oversight processes and considers executive and director compensation. Given the size of the Company and its stage of development, the entire Board is involved in such decision making processes. Thus, there is a potential conflict of interest in that our directors and officers have the authority to determine issues concerning management compensation, nominations, and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with any of our executive officers or directors.

Family relationships

There are no family relationships among any of our officers or directors.

Involvement in legal proceedings

There are no legal proceedings that have occurred within the past ten years concerning our directors, or control persons which involved a criminal conviction, a criminal proceeding, an administrative or civil proceeding limiting one's participation in the securities or banking industries, or a finding of securities or commodities law violations.

Summary Compensation Table

The following table provides certain information regarding compensation awarded to, earned by or paid to our chief executive officer during the three most recent fiscal years.

Name and Principal Position	Fiscal Year	Salary Paid ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Leonard Rosenfield	2015	24,302	0	0	0	0	24,302
	2014	0	0	0	0	0	0
	2013	28,000	0	0	0	0	28,000

We have no pension, health, annuity, bonus, insurance, stock option, profit sharing or similar benefit plans.

Employment Agreements

We currently have no employment or consulting agreements and all of our employees are “at will” employees.

Outstanding Equity Awards

There were no equity awards made to any named executive officer that were outstanding at December 31, 2015.

Director Compensation

No compensation has been paid to any of our directors in consideration for services rendered in their capacities as directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of December 31, 2015, the number of shares of common stock beneficially owned by (i) each person, entity or group (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known to the Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each of our named executive officers and directors and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal stockholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the SEC. Under these rules, a person is deemed to be a beneficial owner of a security if that person directly or indirectly has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to dispose or direct the disposition of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary interest. Except as noted below, each person has sole voting and investment power with respect to the shares beneficially owned and each stockholder’s address is c/o Titan Computer Services, Inc., 92 Southgate Drive, Spring Valley, NY 10977.

The percentages below are calculated based on 31,224,065 shares of common stock issued and outstanding on March 21, 2016 .

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage

5% or Greater Stockholders
Rosenweiss Capital LLC(1) 5707 21st Avenue Brooklyn, NY 11204	3,000,000	10.0%
Green Tree Software LLC(2) 29 Old Pond Road Great Neck, NY 11023	14,700,000	47.1%
Daniel Gastfreund 110 Edison Court Monsey, NY 10952	3,000,000	9.6%
Robert Klein 7 Cottonwood Lane Suffern, NY 10901	2,200,000	7.0%
Shira Heineman 61 Edison Court Monsey, NY 10952	2,000,000	6.4%
Directors and officers
Leonard Rosenfield	1,100,000	3.5%
Steven Edelman (3)	14,700,000	47.1%
All officers and directors as a group (2 persons)	15,800,000	50.6%

(1) Abraham Rosenblum, manager of Rosenweiss, has sole voting and dispositive power over the shares beneficially held by Rosenweiss. Until we go public, Rosenweiss has the right to own an undilutable 10% interest.
(2) Steven Edelman, chief executive officer of Green Tree, has sole voting and dispositive power over the shares beneficially held by Green Tree.
(3) Represents shares beneficially held by Green Tree of which Mr. Edelman is the sole stockholder.

Change-in-Control Agreements

The Company does not have any change-in-control agreements with any of its executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND CORPORATE GOVERNANCE

Certain Relationships and Related Transactions

On April 27, 2015, we entered into a software purchase agreement with Green Tree, Steven Edelman, the principal of Green Tree and a director of our company, and Rosenweiss pursuant to which we purchased a 49% interest in the Green Tree Magic Software. We issued 14,700,000 shares of our common stock to Green Tree, representing 49% of our issued and outstanding shares at that time, and $54,000 in cash. Concurrent with the closing of the software purchase, Rosenweiss purchased 3,000,000 shares of our common stock, representing a non-dilutable right (until we become a public company) to 10% of our issued and outstanding shares of common stock, for a purchase price of $70,000. The agreement also provides that Rosenweiss will make a four year loan of $50,000 to us.

The agreement provides, among other things, that Green Tree and Rosenweiss (until we become public) shall each be entitled to appoint one member to our board of directors. We also agreed that until we become public certain corporate actions, such as the issuance of securities, the sale of assets and assumption of liabilities (other than in the ordinary course and liabilities less than $5,000), hiring personnel, setting salaries, declaring or paying distributions require the approval of the director appointed by Rosenweiss.

If the software is not functional and ready for market has not generated at least $25,000 in revenues by April 2017, Green Tree will return 7,350,000 shares to the treasury of the Company and 7,350,000 shares to Rosenweiss. In such situation, we would retain a 5% interest in the software. As a result of this obligation, Green Tree agreed not to sell or transfer any of the 14,700,000 shares until April 2017, provided that if it desires to transfer shares it must obtain the consent of Rosenweiss and one person who was an original shareholder of the Company.

Relatives of certain of our insiders participated, on the same terms as other investors, in our 2015 financings.

The Company currently uses office space provided by our President, Leonard Rosenfield, at no charge.

Director Independence

We currently do not have any independent directors as the term “independent” is defined by the rules of the American Stock Exchange.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock being offered hereby. Upon completion of the registration and the filing and notification of effectiveness of our registration statement we will be subject to the reporting requirements of Section 13(a) of the Securities and Exchange Act of 1934 and, in accordance therewith, will file all requisite reports such as annual, quarterly, and current reports with the SEC. Such reports, this registration statement and other information may be inspected without charge and copied at prescribed rates at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at http://www.sec.gov.

As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company and the common stock offered hereby, reference is made to the registration statement, and exhibits and schedules thereto. Statements contained in this prospectus regarding the contents of any contract or any other documents to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

 Our directors and officers are indemnified by our Certificate of Incorporation and Bylaws to the fullest extent permitted by New York law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to such directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

Feder Kaszovitz LLP has opined on the validity of the shares being offered hereby.

EXPERTS

The consolidated financial statements included in this prospectus and in the registration statement for the years ended December 31, 2014 and December 31, 2013 have been audited by ZBS Group LLP, an independent registered public accounting firm, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

TITAN COMPUTER SERVICES, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Titan Computer Services Inc.

Spring Valley, NY

We have audited the accompanying balance sheets of Titan Computer Services Inc. as of December 31, 2015 and 2014, and the related statements of income, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2015. Titan Computer Service Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Titan Computer Services Inc. as of December 31, 2015 and 2014, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

/s/  ZBS Group LLP

Plainview, NY

March 26, 2016

255 Executive Drive, Suite 400 Plainview, New York 11803
Tel: (516) 394-3344     Fax:  (516) 908-7867
www.zbscpas.com

TITAN COMPUTER SERVICES, INC.
BALANCE SHEETS

	December 31,	December 31,
ASSETS	2015	2014
Current Assets
Cash	$87,639	$-
Account receivable	-	17,565
Total Current Assets	$87,639	$17,565

Intangible Assets
Software Rights	67,156	-
Total Intangible Assets	67,156	-

Total Assets	$154,795	$17,565

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$-	$5,376
Accrued expenses	7,500	-
Bank overdraft	-	2,128
Other current liabilities	2,729	804
Total Current Liabilities	10,229	8,308

Long Term Liabilities
Loan payable – related party	50,000	-
Redeemable common stock	13,156	-
Total Long Term Liabilities	63,156	-

Total Liabilities	73,385	8,308

Commitments and Contingencies

Stockholders' Equity
Preferred Stock - no par value, 5,000,000 shares authorized, no shares issued and outstanding
Common stock - no par value, 70,000,000 shares and 500 shares authorized, at December 31, 2015 and 2014, respectively	119,011	500
30,801,659 and 200 shares issues and outstanding at December 31, 2015 and 2014, respectively
Retained earnings (accumulated deficit)	(37,601)	8,757
Total Stockholders' Equity	81,410	9,257

Total Liabilities and Stockholders' Equity	$154,795	$17,565

The accompanying notes are an integral part of these financial statements.

TITAN COMPUTER SERVICES, INC.
STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,
	2015	2014

Revenue	$90,042	$173,455

Cost of services provided	36,565	140,504

Gross Profit	53,477	32,951

Operating Expenses
Car lease expenses	4,900	6,695
Legal and professional fee	57,688	-
Officer compensation	24,302	-
Other general and administrative expenses	12,070	19,258
Total operating expenses	98,960	25,953

Income (loss) from operations	(45,483)	6,998

Other Income (Expenses)
Interest expense	(875)	-
Total Other Income (Expenses)	(875)	-

Net Income (loss) before tax	(46,358)	6,998
Provision for income taxes	-	-
Net Income (loss)	$(46,358)	$6,998

Earnings per share
- basic and fully diluted	$(0.00)	$35

Weighted-average number of shares of common stock
- basic and fully diluted	20,792,169	200

 The accompanying notes are an integral part of these financial statements.

TITAN COMPUTER SERVICES, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
For the Years Ended December 31, 2015 And 2014

	Common Stock		Retained Earnings
	Number of	No	(Accumulated
	Shares	Par Value	Deficit)	Total

Balance, December 31, 2013	200	$500	$37,301	$37,801

Shareholders' distribution	-	-	(35,542)	(35,542)
Net loss for the year	-	-	6,998	6,998
				-
Balance, December 31, 2014	200	$500	$8,757	$9,257

Issuance of new shares in stock offerings	16,101,459	118,511		118,511
Issuance of common stock for purchase of software rights	14,700,000	13,156		13,156
Redeemable common stock		(13,156)		(13,156)
Net loss for the year			(46,358)	(46,358)

Balance, December 31, 2015	30,801,659	$119,011	$(37,601)	$81,410

The accompanying notes are an integral part of these financial statements

TITAN COMPUTER SERVICES, INC.
STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2015	2014
Operating Activities:
Net income (loss) for the year	$(46,358)	$6,998
Adjustments to reconcile net loss from operations to net cash used in operating activities:
Change in assets and liabilities:
Accounts receivable	17,565	12,797
Accounts payable	(5,376)	(30,836)
Accrued expenses	7,500	-
Other current liabilities	1,925	28

Net Cash Used In Operating Activities	(24,744)	(11,013)

Investing Activities:
Acquisition of computer software rights	(54,000)	-
Net Cash Used In Investing Activities	(54,000)	-

Financing Activities:
Issuance of common stock	118,511	-
Loan payable – related party	50,000	-
Shareholders' distribution	-	(35,542)
Bank overdraft	(2,128)	2,128
Net cash provided by (used In) financing activities	166,383	(33,414)

Net Increase (Decrease) in Cash and Cash Equivalents	87,639	(44,427)

Cash and Cash Equivalents, Beginning Of Year	-	44,427

Cash and Cash Equivalents, End Of Year	$87,639	-

Supplemental Disclosure of Cash Flow Information:
Cash paid during the year:
Interest paid	$-	$-
Income taxes paid	$-	$-

Supplemental Disclosure of Non-cash Investing and Financing Activities:
Redeemable Common Stock	$13,156	$-

The accompanying notes are an integral part of these financial statements

TITAN COMPUTER SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2015

1 — BACKGROUND AND DESCRIPTION OF BUSINESS

Company Background

Titan Computer Services, Inc. (the “Company”) was incorporated on July 13, 1994 in the State of New York to provide temporary and staffing solutions to a broad cross section of industries including manufacturing, retailing and healthcare.

Due to the progressive nature of digital services, the Company evolved to provide on-site IT programmers, analysts and architects for corporations, and online services for sales and marketing professionals requiring sales data, marketing intelligence and real-time leads. As a result of our purchase of the software known as Greentree Magic Software, the Company is also involved in the development of this software. GreenTree Magic Software is owned 51% by Green Tree Software LLC and 49% by us (software rights). The Company is developing the software to become a new product that specializes in providing business intelligence to companies in need of IT human capital. The software provides access to information for passive IT applicants in the industry. The Green Tree Magic Software was fully developed as of December 31, 2015 and will provide a business intelligence productivity tool that serves the dual purpose of business development and professional recruiting. We believe the software will help companies generate sales leads by providing access to actionable triggers, for example, a change in management, use of new software, or the type of programming language used by companies in our database. In addition, companies will be able to use the software to identify passive candidates for their job openings.

Change from a S-Corporation to a C-Corporation

Effective January 1, 2015, Titan converted from an S-Corporation to a C-Corporation. The profits of a C-Corporation are taxed at the applicable corporate tax rates.

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Company follows the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America and has a year-end of December 31.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud.  The Company’s system of internal accounting control is designed to assure, among other items, that 1) recorded transactions are valid; 2) valid transactions are recorded; and 3) transactions are recorded in the proper period in a timely manner to produce financial statements which present fairly the financial condition, results of operations and cash flows of the Company for the respective periods being presented.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant Estimates, Risks and Concentrations

These accompanying financial statements include some amounts that are based on management’s best estimates and judgments. The most significant estimates relate to the valuation of the software rights and redeemable common stock liability. It is reasonably possible that the above-mentioned estimate and others may be adjusted as more current information becomes available, and any adjustment could be significant in future reporting periods.

The Company is dependent on its ability to handle rapidly substantial quantities of data and transactions on computer-based networks and the capacity, reliability and security of the electronic delivery systems and the Internet.  Any significant failure or interruption of these systems could cause our systems to operate slowly or interrupt service for periods of time and could have a material adverse effect on our business and results of our operations.  The Company may experience shortage of capacity and increased costs associated with such usage. These events may affect our ability to store, handle and deliver data and services to our customers.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 605 Revenue Recognition  (“ASC 605”).  Revenue is recognized when all of the following four criteria are met: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services rendered, (3) the fee is fixed and determinable and (4) collectability is reasonably assured.  Determining whether and when some of these criteria have been satisfied often involves assumptions and judgments that can have a significant impact on the timing and amount of revenue we report.

The Company charges our users a fee for non-exclusive access to its web site that contains proprietary databases. The fee allows access to the web site for a one-year period. After the customer is provided with an identification number and trained in the use of the database, there are no incremental costs that will be incurred in serving this customer. The Company recognizes these charges over the life of the agreement.

Intangible Assets – Software Costs

The Company's policy is to capitalize software development costs at original cost and amortize the balance over the life of the product. The life of software development cost is determined at completion of the project. The Company reviews the amounts capitalized for impairment whenever events or circumstances indicate that the carrying amounts of the assets may not be recoverable. Amortization is recognized using the straight-line method over the following approximate useful lives:

Software rights                                        5 Years

The Software rights were fully developed as at balance sheet date, no amortization was provided for the year. As of December 31, 2015 and December 31, 2014, carrying value of software costs was approximately $67,156 and $0, respectively. Amortization expense for the years ended December 31, 2015 and 2014 was $0.

In accordance with the provisions of the applicable authoritative guidance, the Company’s long-lived assets and amortizable intangible assets are tested for impairment whenever events or changes in circumstances indicate that their carrying value may not be recoverable. The Company assesses the recoverability of such assets by determining whether their carrying value can be recovered through undiscounted future operating cash flows, including its estimates of revenue driven by assumed market segment share and estimated costs. If impairment is indicated, the Company measures the amount of such impairment by comparing the fair value to the carrying value. During the years ended December 31, 2015 and 2014, no impairment expense was recorded.

Impairment of Long-Lived Assets

The Company’s long-lived assets and other assets (consisting of property and equipment) are reviewed for impairment in accordance with the guidance of the FASB ASC Topic 360-10, Property, Plant, and Equipment, and FASB ASC Topic 205, Presentation of Financial Statements.  Long lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the undiscounted future net cash flows expected to be generated by that asset. If the carrying amount of an asset exceeds its estimated future undiscounted cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Through December 31, 2015, the Company had not experienced impairment losses on its long-lived assets.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the invoiced amount, net of related cash discounts, and do not bear interest.  The Company does not have any off-balance sheet exposure related to the Company’s customers.  The Company maintains an allowance for doubtful accounts related to its accounts receivable that have been deemed to have a high risk of collectability.  Management reviews its accounts receivable on a monthly basis to determine if any receivables will potentially be uncollectible.  Management analyzes historical collection trends and changes in its customer payment patterns, customer concentration and creditworthiness when evaluating the adequacy of its allowance for doubtful accounts.  In its overall allowance for doubtful accounts, the Company includes any receivable balances that are determined to be uncollectible.  Based on the information available, management believes the allowance for doubtful accounts is adequate; however, actual write-offs might exceed the recorded allowance.

Advertising Costs:

Advertising costs are expensed as incurred. Advertising costs for the years ended December 31, 2015 and 2014 were $0.

Fair Value of Financial Instruments:

The book values of cash, prepaid expenses, and accounts payable approximate their respective fair values due to the short-term nature of these instruments. The fair value hierarchy under GAAP distinguishes between assumptions based on market data (observable inputs) and an entity’s own assumptions (unobservable inputs).

The hierarchy consists of three levels:

           •           Level one — Quoted market prices in active markets for identical assets or liabilities;
           •           Level two — Inputs other than level one inputs that are either directly or indirectly observable; and
           •           Level three — Unobservable inputs developed using estimates and assumptions, which are developed by the reporting entity and reflect those assumptions that a market participant would use.

Determining which category an asset or liability falls within the hierarchy requires significant judgment. We evaluate our hierarchy disclosures each quarter.

Earnings  Per Share

Basic earnings per share are computed by dividing the net income by the weighted-average number of shares of common stock and common stock equivalents (primarily outstanding options and warrants). Common stock equivalents represent the dilutive effect of the assumed exercise of the outstanding stock options and warrants, using the treasury stock method. The calculation of fully diluted earnings per share assumes the dilutive effect of the exercise of outstanding options and warrants at either the beginning of the respective period presented or the date of issuance, whichever is later.

Income Taxes

An asset and liability approach is used for financial accounting and reporting for income taxes. Deferred income taxes arise from temporary differences between income tax and financial reporting and principally relate to recognition of revenue and expenses in different periods for financial and tax accounting purposes and are measured using currently enacted tax rates and laws.  In addition, a deferred tax asset can be generated by net operating loss (NOLs) carryover.  If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

In the event the Company is charged interest or penalties related to income tax matters, the Company would record such interest as interest expense and would record such penalties as other expense in the consolidated statements of operations.  No such charges have been incurred by the Company.  For the years ended December 31, 2015 and 2014, the Company had no uncertain tax positions.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed.

Recent Accounting Pronouncements

Recently-Issued Accounting Standards: Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

In May 2014, the FASB issued guidance on the accounting for revenue from contracts with customers that will supersede most existing revenue recognition guidance, including industry-specific guidance. The core principle requires an entity to recognize revenue to depict the transfer of goods and services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, the guidance requires enhanced disclosures regarding the nature, timing and uncertainty of revenue and cash flows arising from an entity's contracts with customers. This guidance is effective for interim and annual reporting periods beginning on or after December 15, 2017. Entities can choose to apply the guidance using either the full retrospective approach or a modified retrospective approach. Management is evaluating whether the adoption of this guidance will have a material impact on the Company’s financial statements.

In June 2014, the FASB issued guidance that clarifies the accounting for share-based payments in which the terms of the award provide that a performance target that affects vesting could be achieved after the requisite service period. In this case, the performance target would be required to be treated as a performance condition, and should not be reflected in estimating the grant-date fair value of the award. The guidance also addresses when to recognize the related compensation cost. This guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2015. Management believes that the adoption of this guidance will not have a material impact on the Company’s financial statements.

ASU 2014-15 – “Presentation of Financial Statements—Going Concern—Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”).” In August 2014, the FASB issued ASU 2014-15 requiring management to assess an entity’s ability to continue as a going concern, and to provide related footnote disclosures in certain circumstances.  ASU 2014-15 is effective for annual periods, and interim periods within those annual periods, starting December 15, 2016; the Company’s first quarter of fiscal 2018.

3 — INTANGIBLE ASSETS - SOFTWARE RIGHTS

Software rights, net consisted of the following:

	December 31, 2015	December 31, 2014

Software rights	$67,156	$-
Accumulated amortization	-	-
	$67,156	$-

Amortization expense for the years ended December 31, 2015 and 2014 was approximately $0.

Green Tree Magic Software Agreement

Due to the progressive nature of digital services, the Company evolved to provide on-site IT programmers, analysts and architects for corporations, and online services for sales and marketing professionals requiring sales data, marketing intelligence and real-time leads. As a result of our purchase of the software known as Greentree Magic Software, the Company is also involved in the enhancements of this software.

On April 27, 2015, the Company entered into a software purchase agreement with Green Tree Software LLC, Mr. Steve Edelman, the principal of Green Tree Software LLC (“Green Tree”) and Rosenweiss Capital LLC (“Rosenweiss”) pursuant to which we purchased a 49% interest in the software known as “Greentree Magic Software” (“software”) for a total purchase price of $67,156. The Green Tree software was still in development at the time of the transaction and therefore the fair market value of the software was not clearly evident or could not be reliably measured at the time of this transaction. The fair value of the consideration given, including the stock transferred to obtain the software rights and cash paid, was a better indicator thus more reliably measurable than the fair value of the software rights acquired. Based on the above, a share price of approximately $0.001, same price used for the March and April 2015 stock transactions for the founders’ shares was used as a basis for valuing the software, plus the cash paid.

The agreement also provides that if the Company does not become a publicly traded company subject to the reporting requirements of the Securities Exchange Act of 1934 prior to April 2017, the 49% interest the Company has in the software shall revert back to Green Tree and Green Tree shall return 7,350,000 common shares of the Company back to the current shareholders of the Company and 7,350,000 of the Company’s common shares to Rosenweiss. These shares were recorded as a long-term liability, redeemable common stock and totaled $13,156 at December 31, 2015.

The agreement provides that Green Tree and Rosenweiss shall each be entitled to appoint one member to the Company’s board of directors. The Company also agreed that certain corporate actions, such as the issuance of securities, the sale of assets and assumption of liabilities (other than in the ordinary course and liabilities less than $5,000), hiring personnel, setting salaries, declaring or paying distributions require the approval of the director appointed by Rosenweiss. The decision to exercise the right of first refusal described below must also be approved by said director.

Because the Company is required to repurchase these issued common shares if the Seller exercises the above Put Option, this redemption feature meets the definition under the ASC 480-10-25-8, “Obligations to Repurchase Issuer’s Equity Shares by Transferring Assets”. Per ASC 480-10-25-8, the obligation to repurchase an issuer’s own shares by transferring assets should be recognized as a liability at inception date. Therefore, the number of potential shares needed to repurchase the common stock under this put option was 14,700,000 shares as of December 31, 2015. This obligation was recorded as a long-term liability of $13,156 as redeemable common stock liability in the accompanying balance sheet.

4 — LOAN PAYABLE - RELATED

Concurrent with the closing of the software purchase, Rosenweiss purchased 3,000,000 shares of the Company’s common stock, representing 10% of our issued and outstanding shares of common stock, for a purchase price of $0.023 per share, for aggregate gross proceeds of $70,000. The agreement also provides that Rosenweiss extend  a loan to the Company in the amount of $50,000. The Company was granted a loan in the amount of $50,000 on May 29, 2015 expiring on May 29, 2019 at a rate of 3% per annum.

5 — INCOME TAXES

The Company accounts for income taxes under the liability method. Deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purpose, referred to as temporary differences. Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized.

The Company has not taken any uncertain tax positions, however, has open tax years subject to audit by the Internal Revenue Services, from the year 2012.

6 — MAJOR CUSTOMER

At December 31, 2014, one customer who accounted for 100% of the Company’s accounts receivable.  At December 31, 2015, the Company has no accounts receivable.

During the years ended December 31, 2015 and 2014, one customer accounted for 70% and 83% of sales, respectively.

7 — COMMITMENTS AND CONTINGENCIES

The Company is subject, from time to time, to claims by third parties under various legal disputes. The defense of such claims, or any adverse outcome relating to any such claims, could have a material adverse effect on the Company’s liquidity, financial condition and cash flows. For the years ended December 31, 2015 and 2014, the Company did not have any legal actions pending against it.

8 — STOCKHOLDERS’ EQUITY

In February 2015, the Company filed certificate of amendment and the amendment effected by this certificate of amendment relates to an increase in the authorized share capital of the corporation from 200 shares, no par value, to 75,000,000 shares, no par value, consisting of 70,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock.

Stock Transactions

In March and April 2015, the Company closed on the sale of an aggregate of 13,000,000 shares of common stock at a purchase price of $0.001 per share for aggregate proceeds of $13,000 in a private offering.

On April 27, 2015, the Company closed on the sale of an aggregate of 3,000,000 shares of common stock at a purchase price of $0.023 per share for aggregate proceeds of $70,000 to Rosenweiss relating to the Green Tree Magic Software Agreement.

In May and June 2015, we closed on the sale of an aggregate of 101,459 shares of common stock at a purchase price of $0.35 per share, for aggregate gross proceeds of $35,511.

On April 27, 2015, the Company issued 14,700,000 shares of its common stock and $54,000 in cash to Green Tree for its 49% interest in the software.

As of December 31, 2015 and December 31, 2014, the Company has no preferred stock issued and outstanding.  As of December 31, 2015 and December 31, 2014, the Company has 30,801,659 shares and 200 shares of no par common stock issued and outstanding, respectively.

9 — SUBSEQUENT EVENTS

In accordance with SFAS (ASC 855-10) the Company has analyzed its operations subsequent to December 31, 2015 through March 26, 2016, the date which the financial statements were available to be issued and has determined that it has no material subsequent events to be disclosed in these financial statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.   Other Expenses of Issuance and Distribution

The expenses payable by the “Company in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions, if any) are set forth below.  Each item listed is estimated, except for the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$462
Legal fees and expenses*	35,000
Accounting fees and expenses*	34,000
Total	$69,462

* Estimated

Item 14.   Indemnification of Directors and Officers

Our officers and directors are indemnified by our articles of incorporation and bylaws to the fullest extent permitted by New York law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and control persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, and is, therefore, unenforceable.

Item 15.    Recent Sales of Unregistered Securities

From March through April 2015, we sold in a private offering an aggregate of 13,000,000 shares of common stock at a purchase price of $0.001 per share and 3,000,000 shares at a purchase price of $0.023 per share for aggregate proceeds of $83,000.

In June 2015, we sold in a private offering an aggregate of 101,459 shares of common stock at a purchase price of $0.35 per share to 69 accredited investors, for aggregate gross proceeds of $35,511.

On June 25, 2015, in connection with the Green Tree software purchase, we issued 14,700,000 shares of common stock to Green Tree for 49% of the Green Tree Magic Software.

None of the above issuances involved any underwriters, underwriting discounts or commissions, or any public offering and were issued and sold in reliance upon the exemption from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof and/or Rule 506 of Regulation D promulgated thereunder.

Item 16.   Exhibits

Exhibit Number	Description
3.1	Certificate of Incorporation *
3.1.1	Certificate of Amendment of Certificate of Incorporation *
3.2	Bylaws*
5.1	Opinion of Feder Kaszovitz LLP
10.1	Software Purchase Agreement, dated April 27, 2015, between the Company, Green Tree Software LLC, Steven Edelman and Rosenweiss Capital LLC
10.2	Promissory Note dated May 29, 2015 in favor of Rosenweiss Capital LLC *
10.3	Letter re Licensing Rights from Green Tree Software LLC to the Company dated January 11, 2016 *
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Feder Kaszovitz LLP (included in Exhibit 5.1)

* Previously filed.

Item 17.   Undertakings

The undersigned Company hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability of the Company under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Company undertakes that in a primary offering of securities of the undersigned Company pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Company will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Company relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Company or used or referred to by the undersigned Company;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Company or its securities provided by or on behalf of the undersigned Company; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Company to the purchaser.

(5)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the Company is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on March 28 , 2016.

TITAN COMPUTER SERVICES, INC.

By:	/s/ Leonard Rosenfield
Leonard Rosenfield
President and Director
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Leonard Rosenfield
Leonard Rosenfield	March 28 , 2016
Director and Principal Executive and Accounting Officer

/s/ Steven Edelman
Steven Edelman	March 28 , 2016
Director